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                                                                    EXHIBIT 10.6

                               INSURANCE AGREEMENT

         THIS INSURANCE AGREEMENT, dated as of December 18, 2003, is entered into by and between AMBAC ASSURANCE CORPORATION, a Wisconsin-domiciled stock insurance company ("Ambac"), and NORTHERN INDIANA PUBLIC SERVICE COMPANY, a corporation duly organized under the laws of the State of Indiana (the "Company").

         WHEREAS, pursuant to the Indenture of Trust, dated as of December 1, 2003 (the "Indenture"), between Jasper County, Indiana (the "Issuer") and National City Bank of Indiana, as Trustee (the "Trustee"), the Issuer issued its Pollution Control Refunding Revenue Bonds (Northern Indiana Public Service Company Project) Series 2003 in the aggregate principal amount of $55,000,000 (the "Bonds");

         WHEREAS, the Company entered into a Financing Agreement with the Issuer, dated as of December 1, 2003 (the "Financing Agreement"), pursuant to which the Issuer has loaned to the Company the proceeds of the Bonds and the Company has agreed to make repayment in an amount sufficient, together with other funds available for such purpose, to pay when due the principal of, premium, if any, and interest on the Bonds;

         WHEREAS, Ambac has made a commitment to issue its Financial Guaranty Insurance Policy (the "Policy") to insure the scheduled payments of principal of and interest on the Bonds, as specified in the Policy; and

         WHEREAS, the Company understands that Ambac expressly requires the delivery of this Agreement as part of the consideration for the delivery by Ambac of the Policy;

         NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Company and Ambac agree as follows:

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                                    ARTICLE I

                        DEFINITIONS; PREMIUM AND EXPENSES

Section 1.01. Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in Annex B hereto.

Section 1.02. Premium. In consideration of Ambac agreeing to issue the Policy hereunder, the Company hereby agrees to pay the Premium, as follows:

         (a) $1,756,647.70 shall be payable as a lump sum upon delivery of the Policy (the "Initial Premium");

         (b) an amount equal to the product of the Annual Premium Rate and the principal amount of Bonds outstanding on each December 18 (the "Annual Premium") shall be payable annually in advance on each December 18, commencing on December 18, 2004; provided, that the Annual Premium due on the December 18 immediately preceding the stated maturity date of the Bonds shall be calculated on a pro rata basis to reflect the period from such December 18 to such stated maturity date.

Once paid, no Premium is refundable in whole or in part for any reason, including, without limitation, in the event that the Bonds are retired prior to their stated maturity. To the extent that any payment of Annual Premium is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

Section 1.03. Certain Other Expenses. The Company will pay all reasonable fees and disbursements of Ambac's counsel related to any Company-requested modification of any Bond Document or, if delivered pursuant to Section 3.01, First Mortgage Bonds.

                                   ARTICLE II

               REIMBURSEMENT OBLIGATION; UNCONDITIONAL OBLIGATION

Section 2.01. Reimbursement Obligation. (a) The Company agrees to reimburse Ambac, from any available funds, immediately and unconditionally upon demand, for all amounts advanced by Ambac under the Policy. To the extent that any such payment due hereunder is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

         (b) The Company also agrees to reimburse Ambac immediately and unconditionally upon demand for (i) all reasonable expenses incurred by Ambac in connection with each Policy Payment and (ii) all reasonable expenses incurred by Ambac in connection with the enforcement by Ambac of the Company's obligations under any Bond Document or, if delivered pursuant to Section 3.01, First Mortgage Bonds, together with interest on all such expenses from and including

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the date which is 30 days from the date a statement for such expenses is received by the Company to the date of payment at the Effective Interest Rate.

Section 2.02. Unconditional Obligation. The obligations of the Company hereunder are absolute and unconditional and will be paid or performed strictly in accordance with this Agreement, irrespective of:

         (a) any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to the Bonds, any other Bond Document or, if delivered pursuant to Section 3.01, the First Mortgage Bonds;

         (b) any exchange, release or nonperfection of any security interest in property securing the Bonds, any other Bond Document , the First Mortgage Bonds (if delivered pursuant to Section 3.01), or any obligations under or related to the foregoing instruments and documents;

         (c) any circumstances which might otherwise constitute a defense available to, or discharge of, the Company under any Bond Document or otherwise with respect to the Bonds or, if delivered pursuant to Section 3.01, the First Mortgage Bonds; or

         (d) whether or not the Company's obligations under the Bond Documents or the obligations represented by the Bonds or, if delivered pursuant to Section 3.01, the First Mortgage Bonds, are contingent or matured, disputed or undisputed, liquidated or unliquidated.

                                   ARTICLE III

                  COVENANTS AND REPRESENTATIONS OF THE COMPANY

Section 3.01. Negative Pledge; Delivery of Collateral. (a) The Company agrees that, so long as any Bonds remain outstanding or any Reimbursement Obligations remain unpaid,

                  (i) if at any time the Company shall incur Secured Debt, the Company shall, concurrently with incurrence of such Secured Debt, grant to the Trustee, for the benefit of the holders of the Bonds, a pari passu lien on the Property that secures such Secured Debt, to secure the Company's obligations under the Financing Agreement; and

                  (ii) the Company shall not incur or suffer to exist any indebtedness to an affiliate the payment of which is secured by a lien on any Property of the Company. As used in this Section 3.01(a)(ii), the term "affiliate" means an entity controlling, controlled by, or under common control with, the Company.

         (b) In the event that the ratings assigned to the Company's senior unsecured long-term debt are downgraded to "Ba1" or below, in the case of Moody's, or "BB+" or below, in the case of S&P, the Company shall, within thirty
(30) days of such downgrade deliver First Mortgage Bonds to the Trustee for the benefit of the holders of the Bonds, or grant a security interest to the

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Trustee for the benefit of the holders of the Bonds in utility assets acceptable to Ambac, to secure the Company's obligations under the Financing Agreement.

Section 3.02. Reorganization; Allocation of Debt. The Company hereby agrees that, in the event of a Reorganization, unless otherwise consented to by Ambac, the obligations of the Company under, and in respect of, the Bond Documents and, if delivered pursuant to Section 3.01, the First Mortgage Bonds, shall be assumed by, and shall become direct and primary obligations of, a Regulated Utility Company that holds substantially all of the assets that were held by the Company prior to such Reorganization.

Section 3.03. Liquidity Facilities. For so long as the Policy remains in effect or any Reimbursement Obligation or Premium remains unpaid, the Company will ensure that whenever a Bond bears interest at a rate (other than an Auction Rate (as defined in the Indenture)) that is not fixed to maturity, the obligation of the Company to purchase, or provide funds for the purchase of, such Bonds at the end of any interest rate period shall be supported by a standby bond purchase agreement or other liquidity facility from a provider, and on terms and conditions, acceptable to Ambac.

Section 3.04. Representations and Warranties. The Company represents and warrants as follows:

         (a) it is incorporated and validly existing under the laws of the State of Indiana;

         (b) it has the corporate power to enter into and perform its obligations under or with respect to the Bond Documents to which it is a party, to carry out the transactions contemplated by the Bond Documents to which it is a party, to own its property and assets, and to carry on its business as now conducted or contemplated;

         (c) it has taken all necessary action to authorize the entry into and performance of its obligations under or with respect to the Bond Documents to which it is a party and to perform obligations under them;

         (d) its obligations under the Bond Documents to which it is a party are legal, valid, binding and enforceable in accordance with their respective terms, except to the extent that the enforceability of such obligations may be limited by any applicable bankruptcy, insolvency, liquidation, rehabilitation or other similar law or enactment now or hereafter enacted affecting the enforcement of creditors' rights generally and by general principles of equity;

         (e) the execution by it of the Bond Documents to which it is a party and the carrying out of the transactions under or contemplated by them do not violate in any respect any provision of:

                  (i) its constituent documents or any law, regulation or order applicable to it; or

                  (ii) any other document or agreement which is binding upon it or its assets;

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         (f)      to the best of its knowledge and belief no action or
                  administrative proceedings of or before any court or agency is pending or is threatened which, if adversely determined, might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Bond Documents to which it is a party;

         (g) the Company has not withheld from Ambac any document, information or other fact which would reasonably be expected to be material to the decision of Ambac to enter into and perform the obligations contained in the Policy;

         (h) with respect to its obligations under the Bond Documents to which it is a party it does not, nor do its assets, enjoy immunity from any suit or execution;

         (i) it has not taken any action, corporate or otherwise, nor does it have actual notice that any other person has taken any action in respect of:

                  (i) its winding up, dissolution, de-registration or reorganization; or

                  (ii) the appointment to or over it, or any substantial part of its assets, of any liquidator, provisional liquidator, administrator, receiver, receiver and manager, trustee or similar official.

                                   ARTICLE IV

                           EVENTS OF DEFAULT; REMEDIES

Section 4.01. Events of Default. The following events shall constitute Events of Default hereunder:

         (a) The Company shall fail to pay to Ambac any amount payable under Section 1.02, 1.03 or 2.01 hereof and such failure shall have continued for a period in excess of ten days after receipt by the Company of written notice thereof;

         (b) Any representation or warranty made by the Company hereunder or any statement in the application for the Policy or any report, certificate, financial statement or other instrument provided in connection with the Policy or herewith shall have been materially false at the time when made;

         (c) The Company shall default in the observance or performance of any covenant contained in Article III hereof;

         (d) Except as otherwise provided in this Section 4.01, the Company shall fail to perform any of its other obligations hereunder, provided that such failure continues for more than thirty (30) days after receipt by the Company of written notice of such failure to perform;

         (d) The Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or any other Federal, state or foreign

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bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,
(v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take action for the purpose of effecting any of the foregoing;

         (e) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of its property, under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law or (ii) the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property; and such proceeding or petition shall continue undismissed or unstayed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety (90) days; or

         (f) An "Event of Default" under (and as defined in) the Indenture shall occur.

Section 4.02. Remedies. If an Event of Default shall occur and be continuing, then Ambac may take whatever action at law or in equity may appear necessary or desirable, including, without limitation, legal action for the specific performance of any covenant made by the Company herein, and, to the extent applicable, the pursuit of remedies available under the Bond Documents or any collateral delivered pursuant to Section 3.01 hereof, to collect the amounts then due and thereafter to become due under this Agreement and the other Bond Documents, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement and the other Bond Documents. All rights and remedies of Ambac under this Section 4.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more of the other available remedies under this Agreement, the other Bond Documents or any collateral delivered pursuant to Section 3.01 hereof, whether now or hereafter existing at law or in equity.

                                    ARTICLE V

                                  MISCELLANEOUS

Section 5.01. Certain Information and Notices to Ambac. The Company agrees that while the Policy is in effect:

         (a) the Company shall furnish to Ambac (i) as soon as practicable after the filing thereof, a copy of each Form 10-K and Form 10-Q of the Company and a copy of any audited financial statements and annual reports of the Company and (ii) as promptly as practicable, such other information as Ambac shall reasonably request; and

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         (b)      upon receipt of reasonable (but no more than thirty (30)
days') prior written notice, the Company will permit Ambac to discuss the affairs, finances and accounts of the Company with appropriate officers of the Company.

Section 5.02. Parties Interested Herein. Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company and Ambac, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in this Agreement contained by and on behalf of the Company shall be for the sole and exclusive benefit of the Company and Ambac.

Section 5.03. Amendment and Waiver. Any provision of this Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of the Company and Ambac.

Section 5.04. Successors and Assigns; Descriptive Headings.

         (a) This Agreement shall bind, and the benefits thereof shall inure to, the Company and Ambac and their respective successors and assigns; provided, that the Company may not transfer or assign any or all of its rights and obligations hereunder without the prior written consent of Ambac.

         (b) The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 5.05. Counterparts. This Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which fully-executed counterparts shall be deemed to be an original instrument, and all of which shall constitute but one and the same instrument.

Section 5.06. Term. This Agreement shall expire upon the later of (i) the expiration of the Policy in accordance with the terms thereof and (ii) the repayment in full to Ambac of any amounts due and owing to it by the Company under this Agreement or otherwise in respect of the Policy.

Section 5.07. Exercise of Rights. No failure or delay on the part of Ambac to exercise any right, power or privilege under this Agreement or the other Bond Documents or in respect of any collateral delivered pursuant to Section 3.01 hereof, and no course of dealing between Ambac and the Company or any other party, shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Ambac would otherwise have pursuant to law or equity. No notice to or demand

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on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 5.08. Waiver. The Company waives any defense that this Agreement was executed subsequent to the date of the Commitment, admitting and covenanting that such Commitment was delivered pursuant to the Company's request and in reliance on the Company's promise to execute this Agreement.

Section 5.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof, including but not limited to the Commitment.

Section 5.10. Notices. All written notices to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telecopier machine owned or operated by a party hereto, when sent and confirmed in writing by such machine as having been received, addressed as specified below or at such other address as any of the parties hereto may specify in writing to the others:

         If to the Company:

         Northern Indiana Public Service Company
         801 E. 86th Avenue
         Merrillville, IN 46410
         Attention: Director, Corporate Finance
         Fax: (219) 647-6180

         If to Ambac:

         Ambac Assurance Corporation
         One State Street Plaza
         New York, New York 10004
         Attention: General Counsel
         Fax: (212) 208-3558

Section 5.11. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this
Agreement to be duly executed and delivered as of the date first above written.

NORTHERN INDIANA PUBLIC SERVICE COMPANY

By: /s/ William M. O'Malley
Name: William M. O'Malley
Title: Vice President Finance

AMBAC ASSURANCE CORPORATION

By: /s/ Louis Iaconetti
Name: Louis Iaconetti
Title: Vice President

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                                     ANNEX A

                                   COMMITMENT

                                   [Attached.]

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                                     ANNEX B

                                   DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms shall have the meaning as set out below.

"Agreement" means this Insurance Agreement.

"Annual Premium" has the meaning set forth in Section 1.02(b) of this Agreement.

"Annual Premium Rate" means

         (i) in the event that the Rating is "AA-" or higher (in the case of S&P) or "Aa3" or higher (in the case of Moody's), 0.20%;

         (ii) in the event that the Rating is "A+", "A" or "A-" (in the case of S&P) or "A1", "A2" or "A3" (in the case of Moody's), 0.25%;

         (iii) in the event that the Rating is "BBB+" or "BBB" (in the case of S&P) or "Baa1" or "Baa2" (in the case of Moody's), 0.30%;

         (iv) in the event that the Rating is "BBB-" (in the case of S&P) or "Baa3" (in the case of Moody's), 0.40%; and

         (v) in the event that the Rating is "BB+" or lower (in the case of S&P) or "Ba1" or lower (in the case of Moody's), 0.75%.

"Bond Documents" means the Indenture, the Financing Agreement, the Bonds and this Agreement.

"Commitment" means that certain letter, dated December 3, 2003, attached hereto as Annex A.

"Effective Interest Rate" means the "prime rate" announced by Citibank, N.A., from time to time, plus 1%.

"Event of Default" means an event of default set forth in Section 4.01 of this Agreement.

"First Mortgage Bonds" means first mortgage bonds issued by the Company pursuant to the Indenture, dated as of August 1, 1939, as amended and supplemented, between the Company and BNY Midwest Trust Company, successor trustee to Harris Trust and Savings Bank, or any other similar document or arrangement with respect to the issuance by the Company of first mortgage bonds.

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"Moody's" means Moody's Investors Service, Inc.

"Policy Payment" means a payment by Ambac pursuant to the terms and conditions of the Policy.

"Premium" means the Initial Premium and the Annual Premium payable by the Company to Ambac pursuant to Section 1.02 hereof.

"Property" means any type of real, personal, tangible, intangible or mixed property.

"Rating" mean the lower of the ratings assigned to the Company's senior, unsecured non-credit-enhanced long-term debt by S&P and Moody's, determined as of each date on which an Annual Premium is calculated.

"Regulated Utility Company" means a corporation engaged in the transmission and distribution of electricity and natural gas, which is regulated by the applicable public service commissions in all of the states that comprise its service area.

"Reimbursement Obligations" means the amounts payable by the Company to Ambac pursuant to the provisions of Section 2.01(a) and (b) hereof.

"Reorganization" means any reorganization of the Company, or any transfer of a substantial portion of the assets of the Company, where as a result of such reorganization or transfer, the Company ceases to be a Regulated Utility Company.

"S&P" means Standard & Poor's Credit Market Services, a Division of The McGraw Hill Companies, Inc.

"Secured Debt" means indebtedness the payment of which is secured by a mortgage, security interest, lien or other encumbrance on any power generating, transmission or distribution assets of the Company.

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